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                                 EXHIBIT 16.1


October 24, 1997


Securities and Exchange Commission
Washington, DC 20549

RE: SunStar Healthcare, Inc. ("The Company")

Ladies and Gentlemen:

We have read Item 8 of the annual report on Form 10-KSB for the Company's fiscal year ended July 31, 1997 and are in agreement with the statements contained therein except for the matters relating to KPMG Peat Marwick, LLP as to which we have no knowledge.


Very truly yours,


Richard A. Eisner & Company, LLP